EXHIBIT 10(XIX)

THE CLOROX COMPANY

1996 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

SUMMARY OF RESTRICTED STOCK AWARD

The Clorox Company, a Delaware company (the "Company"), grants to the Grantee named below, in accordance with the terms of The Clorox Company 1996 Stock Incentive Plan (the "Plan") and this Agreement, the following number of shares of Restricted Stock on the terms set forth below:

GRANTEE:	G. Craig Sullivan
TOTAL RESTRICTED SHARES AWARDED:	100,000
DATE OF AWARD:	November 1, 2001
series number:	RS 2001-63
VESTING COMMENCEMENT DATE:	November 1, 2001
VESTING SCHEDULE:	100% on December 31, 2003

TERMS OF AGREEMENT

Grant of Restricted Stock.   The Company hereby grants to the Grantee the total number of shares of Restricted Stock (the "Shares") set forth in the Summary section above, subject to the terms, definitions and provisions of the Plan and this Agreement.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

Restrictions and Their Release.

Restrictions.  The Grantee may not sell, assign, transfer, hypothecate or encumber any Shares until they have vested according to the Vesting Schedule set forth in the Summary section above (the "Restrictions").  Shares will be issued in the Grantee's name and held by the Company or the Company's stock transfer agent until the Restrictions as to such Shares are released.

Grantee's Rights Regarding the Shares.  The Grantee will receive any dividends on the Shares as additional earned income in the Grantee's first regular paycheck following each dividend payment date.  The Grantee will be entitled to vote the Shares at meetings of the Company's stockholders.

Release of Restrictions.  The Shares will be released from Restrictions in accordance with the Vesting Schedule set forth in the Summary section above and the terms of the Plan and this Agreement.  The Company will notify the Grantee in advance of the release of Restrictions and make arrangements for the satisfaction of taxes and the form in which the released Shares will be issued to the Grantee.  In addition, the Shares are subject to Section 10 of the Plan relating to the release of restrictions on transfer and forfeiture provisions in the event of a Corporate Transaction, Change in Control or Subsidiary Disposition.

Taxes.  No Shares will be released to the Grantee or any other person until the Grantee or such other person has made arrangements acceptable to the Administrator for the satisfaction of applicable foreign, federal, state, and local income and employment tax withholding obligations.

Termination.  If the Grantee's Continuous Status as an Employee terminates ("Termination"), any Shares not vested on the date of Termination (the “Termination Date”) shall be forfeited, provided that, (i) if Termination is by the Company without cause pursuant to Section 4(d)(i) of Grantee’s Employment Agreement dated November 1, 2001, the Shares shall vest on the Termination Date and (ii) the Employee Benefits and Management Compensation Committee of the Board of Directors of the Company (the “Committee”) shall have the right, exercisable in its sole discretion, to vest the Shares on the Termination Date if Termination is by virtue of Grantee’s Retirement with the permission of the Committee.

Authorization to the Company or the Company's Stock Transfer Agent.  The Grantee authorizes the Company or the Company's stock transfer agent to return to the Company all Shares which are forfeited pursuant to the provisions of this Agreement or the Plan.

Section 83(b) Election.  The Grantee acknowledges receipt of information concerning the Grantee's right within thirty days from the date on the letter transmitting this Agreement to the Grantee to make an election, pursuant to Section 83(b) of the Internal Revenue Code, to pay income tax currently rather than when the Shares are released from Restrictions.  The Grantee agrees that he will notify the Company immediately if such a Section 83(b) election is made.

Protection of Trade Secrets and Limitations on Exercise.

Definitions.

“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

“Confidential Information” means technical or business information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Grantee shall have worked during the two years prior to the Grantee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Grantee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.

Right to Retain Shares Contingent on Continuing Non-Conflicting Employment.  In partial consideration for the award of these Shares, the Grantee agrees that the Grantee’s right to the Shares is contingent upon the Grantee refraining, for a period of one year after the date of release of Restrictions, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, at any time within one year after the release of Restrictions, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares.   THE Grantee understands that this paragraph is not intended to and does not prohibit the Grantee from rendering services to a Conflicting Organization, but provides for return to the Company of the shares or the gross taxable proceeds of the shares if the Grantee should choose to render such services within one year after release of restrictions.

No Interference or Solicitation.  In partial consideration for the award of these Shares and to forestall the disclosure or use of Confidential Information, the Grantee agrees that for a period of one year after termination of his/her employment, s/he shall not, for himself/herself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to Conflicting Products, or interference with any of its suppliers or customers (collectively, “Interfere”), or (ii) solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person's employment and for a period of one year after the termination of such person's employment with the Company or any Affiliated Company (collectively, “Solicit”).

Injunctive and Other Available Relief.  By acceptance of these Shares, the Grantee acknowledges that, if the Grantee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit, the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity.

Entire Agreement - Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire Agreement of the parties with respect to this Restricted Stock Award and may not be modified adversely to the Grantee's interest except by means of a writing signed by the Company and the Grantee. This Agreement is governed by California law.

Headings.  The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Administrator that administers the Plan, which shall review such dispute at its next regular meeting.  The resolution of such dispute by the Board or the Administrator shall be final and binding on all persons.

                                                                          THE CLOROX COMPANY

Dated:                                                                                                       By:

                                                                                                                                Dean O. Morton

                                                                                                                Title: Chairman, Employee Benefits and Management

                                                                                                                         Compensation Committee

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE RELEASE OF RESTRICTION ON THE SHARES PURSUANT TO THIS AGREEMENT IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER).  THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE THE GRANTEE'S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

The Grantee acknowledges that a copy of the Plan, Plan Information and the Company's Annual Report and Proxy Statement for the fiscal year ended June 30, 2001 (the “Prospectus Information”) are available for viewing on the Company’s Cloroxweb site at http://CLOROXWEB/hr/stock.  The Grantee hereby consents to receive the Prospectus Information electronically, or, in the alternative, to contact the HR Service Center at 1-800-709-7095 to request a paper copy of the Prospectus Information.  The Grantee represents that he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof.  The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.  The Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Dated: ____________________________  Signed: _________________________________

                                                                                                G. Craig Sullivan, Grantee

                                                                                                Residence Address:

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